UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2019 (November 3, 2019)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 944-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VNCE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Equity Purchase Agreement

On November 4, 2019, Vince, LLC (“Vince”), an indirectly wholly owned subsidiary of Vince Holding Corp. (the “Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Contemporary Lifestyle Group, LLC (“CLG”), providing for the acquisition (the “Acquisition”) by Vince of 100% of the equity interests of Rebecca Taylor, Inc. and Parker Holding, LLC (collectively, the “Acquired Businesses”) from CLG.  The Acquisition was consummated effective at 12:01 a.m. on November 3, 2019.

The aggregate purchase price for the Acquisition was $19.7 million, which amount was used to satisfy all outstanding obligations under the credit facility of the Acquired Businesses and for the payment of certain compensation expenses. On the closing date, the assets of the Acquired Businesses included $0.7 million of cash.  The purchase price was paid in cash and funded under Vince’s existing revolving credit facility (the “ABL Facility”) which was upsized simultaneously with the Acquisition, as described below.

The Purchase Agreement contains customary representations, warranties and covenants of the parties. Vince obtained and paid for a representation and warranty insurance containing customary terms and conditions, which policy is Vince’s sole recourse for any losses it may suffer due to breaches of the representations and warranties of CLG and the Acquired Businesses in the Purchase Agreement other than fraud.

CLG is owned by affiliates of Sun Capital Partners, Inc. (collectively, the “Sun Capital”).  Sun Capital beneficially owns approximately 74% of the Company’s common stock.  The Acquisition was reviewed and approved by the Special Committee of the Company’s Board of Directors, consisting solely of directors not affiliated with Sun Capital, who was represented by independent financial and legal advisors.

Because the Acquisition is a transaction between commonly controlled entities, U.S. Generally Accepted Accounting Principles requires the retrospective combination of the entities for all periods presented as if the combination had been in effect since inception of common control.  Accordingly, the Acquisition will reflect historical balance sheet data for the Acquired Businesses instead of reflecting the fair market value of their assets and liabilities.

The foregoing description of the Purchase Agreement and the Acquisition does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Upsize of the ABL Facility

On November 4, 2019, Vince entered into the Second Amendment (the “Second Amendment”) to that certain Credit Agreement, dated as of August 21, 2018, as amended, with Citizens Bank, N.A. (“Citizens”), as administrative agent, and other lenders from time to time party thereto, in connection with the ABL Facility.

The Second Amendment increased the aggregate commitments under the ABL Facility by $20 million to $100 million, which increase represented the exercise by Vince of the accordion feature under the ABL Facility.

Pursuant to the terms of the Second Amendment, the Acquired Businesses became guarantors under the ABL Facility and jointly and severally liable for the obligations thereunder.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information disclosed above in Item 1.01 under the heading “Equity Purchase Agreement” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above in Item 1.01 under the heading “Upsize of the ABL Facility” is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On November 5, 2019, the Company issued a press release announcing the Acquisition and the upsizing of the ABL Facility.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information, including Exhibit 99.1 hereto, which the registrant furnished in this Current Report on Form 8-K is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 9.01. Financial Statements and Exhibits

(a)Financial Statements of Business Acquired.

The Company intends to file financial statements of the Acquired Businesses required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b)Pro Forma Financial Information.

The Company intends to file pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(d)Exhibits.

Exhibit Number	Description
2.1	Equity Purchase Agreement, dated November 4, 2019 and effective November 3, 2019, by and between Vince, LLC and Contemporary Lifestyle Group, LLC.
10.1

Second Amendment to Credit Facility Agreement, dated August 21, 2018, as amended, by and between Vince, LLC, as the borrower, the guarantors named therein, Citizens Bank N.A., as administrative agent and collateral agent, and other lenders from time to time party thereto.

99.1	Press Release of the Company, dated November 5, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: November 5, 2019	By:	/s/ David Stefko
David Stefko
Executive Vice President, Chief Financial Officer